                                                                   Exhibit 2.8

                      AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (this "Amendment") is effective as of December 4, 1997, by and among Magellan Health Services, Inc., a Delaware corporation ("Employer") and Paul G. Shoffeitt ("Officer").

                                  W I T N E S S E T H:
                                  - - - - - - - - - -

     WHEREAS, Employer and Shoffeitt entered into that certain Letter Agreement dated April 1, 1997 (the "Employment Agreement");

     WHEREAS, the parties recognize that due to a current medical condition, Shoffeitt is unable to fully perform his duties under the Employment Agreement, and the parties therefore desire to amend the terms of the Employment Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1. Section 1 of the Employment Agreement is hereby deleted and amended to read in its entirety as follows:

     1.     Employment. Employer agrees to employ Officer on a part-time
            ----------
basis, and Officer accepts such part-time employment, commencing on April 1, 1997, and continuing up to and including December 31, 2001, unless terminated earlier pursuant to Section 6 below. After the initial term, this Agreement will automatically renew on January 1 of each year for successive one year terms (on the same terms and conditions) unless either party gives written notice to the other at least 30 days prior to the expiration of the then current term, of its election not to renew this Agreement. If during the term hereof, Officer's medical condition permits an increase in the time he is able to devote to his duties hereunder, Officer shall inform Employer of such increased availability, and subject to Employer's needs, the parties shall negotiate in good faith with respect to a possible increase in Officer's duties, and with respect to a possible increase in compensation which may be appropriate in light of such increase in Officer's duties.

2. Section 3(a) is hereby amended by deleting the third sentence thereof and replacing it with the following: "Further, Employer agrees Officer shall only be required to travel to the extent he is reasonably able, estimated to be one business day every other week."

3. Section 6(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:



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     (c) DISABILITY OF OFFICER. If Officer becomes Disabled, Employer may
         ----------------------
     terminate this Agreement at any time, and any such termination shall be deemed a termination without cause under Section 6(b) above, and in the event of such a termination, Officer shall be entitled to all of the rights set forth in Section 6(b) above. Officer shall be deemed Disabled if Employer determines that Officer is, by reason of any physical or mental condition, unable to perform a substantial portion of his essential duties on a part-time basis pursuant to this Agreement. This
     Section 6(c) shall survive the termination of this Agreement.

3. A new Section 8 is hereby added (and each subsequent section renumbered accordingly), to read in its entirety as follows:

     8.    COMPETING ACTIVITIES
           --------------------

     (a) Officer hereby covenants and agrees, that during the period commencing on the date hereof and ending one year following the expiration or termination of this Agreement (the "Covenant Period"), he shall not accept employment or consulting work with, or advise, assist or be connected in any way, with any person or entity which is or proposes to be, conducting, carrying on or engaging in the Business (as defined below) anywhere in the United States (the "Territory").

     (b) Officer hereby covenants and agrees that during the Covenant Period, he shall refrain from soliciting business from customers of Employer or its subsidiaries which were customers of Employer or its subsidiaries on the date hereof or at any time during the Covenant Period, or from any person sought as a prospective customer of Employer or its subsidiaries on the date hereof or at any time during the Covenant Period, for purposes of providing services within the Territory which are competitive with the business conducted by Employer and/or its subsidiaries.

     (c) For purposes of this Agreement, the term "Business" shall mean the business of providing specialty managed health care services in the areas of cardiology, ophthalmology, diabetes, asthma, oncology and other medical sub-specialty areas, including related case or care management, administrative services, utilization management, quality management, certification or pre-admission or pre-treatment certification, assessment and referral, staff clinical services, provider network services and preferred/exclusive provider organization services.

     (d) Notwithstanding anything to the contrary contained herein, Officer shall not be restricted during or after the term of this Agreement from (i) being an employee or consultant to Green Spring Health Services, Inc., or (ii) treating clinical patients and practicing clinical psychology.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


                                            SHOFFEITT:
Witness:

/s/                                         /s/ Paul G. Shoffeitt
------------------------------------        ------------------------------------
                                            Paul G. Shoffeitt



                                            MAGELLAN:
                                            --------
                                            Magellan Health Services, Inc.


Attest:                                     By: /s/ Craig McKnight          SEAL
                                               ---------------------------------
                                            Name:  Craig McKnight
/s/                                         Title: Executive Vice President &
------------------------------------               Financial Officer (CFO)